Exhibit 10.14(ii)

AMENDMENT NUMBER ONE TO THE NORTHERN TRUST CORPORATION 2012 LONG TERM

CASH INCENTIVE PLAN

WHEREAS, the Northern Trust Corporation (the “Corporation”) has adopted the Northern Trust Corporation 2012 Long Term Cash Incentive Plan;

WHEREAS, amendment of the Plan is now considered desirable;

NOW THEREFORE, by virtue and in exercise of the amending power reserved to the Board of Directors of the Corporation under Section 16 of the Plan, acting through the Executive Committee of the Board, the Plan is hereby amended effective with respect to Awards granted on or after February 1, 2015, as follows:

1.	By revising subsection 4(b) of the Plan in its entirety to read as follows:

(b) An Award shall consist of a commitment by the Corporation to distribute at the time specified in, and in accordance with the terms of, the applicable Award Agreement, an amount set forth in the Award Agreement (“Award Amount”), increased for earnings in accordance with paragraph (c), below. An Award may be subject to a vesting schedule and such other conditions, restrictions or contingencies, as determined by the Committee and described in the Award Agreement.

2.	By revising subsection 4(c) of the Plan in its entirety to read as follows:

(c) The Corporation shall maintain an account (“Account”) on its books on behalf of each Participant which shall reflect the Award Amount specified in the Participant’s Award Notice, plus earnings equal to either (i) interest at a rate specified by the Committee in the Award Agreement to be credited in accordance with the terms of such Award Agreement; or (ii) the rate of return on a predetermined actual investment. Interest, if any, specified in the Award Agreement in accordance with clause (i) shall in no event exceed 120 percent of the long-term applicable federal rate, as defined in Code Section 1274(d) for the month in which the Award is granted. The “rate of return on a predetermined actual investment” for any period as used in clause (ii) means the rate of total return (including increases or decreases in fair market value) that would apply if the amount of the Award were, during the applicable period, actually invested in one or more investments that are identified by the Committee before the beginning of the period.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 20th day of January, 2015, effective with respect to Awards granted on or after February 1, 2015.

NORTHERN TRUST CORPORATION

By:	/s/ Gillian Pembleton
Name:	Gillian Pembleton
Title:	EVP, Human Resources